EXHIBIT 99.1

CITIZENS HOLDING COMPANY EARNINGS UP 4.8%

PHILADELPHIA, Miss.—(BUSINESS WIRE)—October 25, 2006—Citizens Holding Company (Amex:CIZ) announced today results of operations for the three and nine months ended September 30, 2006.

Net income for the three months ended September 30, 2006 increased to $2.125 million, or $.42 per share-basic and diluted, from $1.933 million, or $.39 per share-basic and $.38 per share-diluted for the same quarter in 2005. Net interest income for the third quarter of 2006, after the provision for loan losses for the quarter, was approximately 11.8% higher than the same period in 2005, in part due to the negative provision for loan losses brought about by improving loan quality and favorable loss experience. The provision for possible loan losses for the three months ended September 30, 2006 was a negative provision of $111 thousand compared to the positive provision of $540 thousand for the same period in 2005. The net interest margin decreased to 4.55% in the third quarter of 2006 from 4.63% in the same period in 2005 primarily because of the recent rise in interest rates paid on interest bearing liabilities. Non-interest income increased in the third quarter of 2006 by approximately $28 thousand while non-interest expenses increased $287 thousand compared to the same period in 2005.

Net income for the nine months ended September 30, 2006 increased 4.8% to $6.161 million, or $1.23 per share-basic and $1.21 per share-diluted, from the $5.879 million, $1.17 per share basic and $1.16 per share diluted for the first nine months of 2005. Net interest income for the nine month period ended September 30, 2006, after the provision for loan losses, increased 7.2% to $17.717 million from $16.527 million in the same period in 2005 although the net interest margin decreased to 4.52% in 2006 from 4.69% in 2005. The provision for possible loan losses for the nine months ended September 30, 2006 was a negative provision of $303 thousand compared to the positive provision of $1.046 million for the same period in 2005. This negative provision was the result of improved loan quality, favorable loss experience and a decrease in loans outstanding. Non-interest income increased $194 thousand and non-interest expense increased $698 thousand in the nine month period ended September 30, 2006 when compared to the same period in 2005.

Total assets as of September 30, 2006 decreased $5.599 million, or .9%, when compared to December 31, 2005. Deposits decreased $6.748 million, or 1.4%. Loans, net of unearned income during this period decreased $5.698 million, or 1.5%, due to several large loans at December 31, 2005 for supplies for the Hurricane Katrina disaster area. Those contracts have been completed and the loans repaid. Non performing assets decreased $946 thousand at September 30, 2006 compared to December 31, 2005 because of a decrease in loans that were 90 days or more past due, non-accrual loans and other real estate owned.

During the first three quarters of 2006, the Company paid dividends totaling $0.51 per share. This represents an increase of 6.3% over the same period in 2005.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank currently has nineteen banking locations in eight counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the American Stock Exchange and is traded under the symbol CIZ. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operate; (b) changes in the legislative and regulatory environment that negatively impact the Company and bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
Interest income and fees	$9,265	$8,449	$27,087	$24,537
Interest expense	3,425	2,588	9,673	6,964

Net interest income	5,840	5,861	17,414	17,573

Provision for loan losses	(111)	540	(303)	1,046

Net interest income after provision for loan losses	5,951	5,321	17,717	16,527

Non-interest income	1,582	1,554	4,646	4,452
Non-interest expense	4,657	4,370	14,024	13,326

Net income before taxes	2,876	2,505	8,339	7,653
Income taxes	751	572	2,178	1,774

Net income	$2,125	$1,933	$6,161	$5,879

Earnings per share – basic	$0.42	$0.39	$1.23	$1.17

Earnings per share – diluted	$0.42	$0.38	$1.21	$1.16

Average shares outstanding-basic	5,019,213	5,009,039	5,014,919	5,005,555

Average shares outstanding-diluted	5,077,414	5,077,330	5,081,634	5,065,289

	As of September 30, 2006	As of December 31, 2005
Balance Sheet Data:
Total assets	$602,110	$607,709
Total earning assets	535,805	535,321
Loans, net of unearned income	373,828	379,526
Allowance for loan losses	3,907	4,562
Total deposits	467,064	473,812
Long-term borrowings	59,400	60,049
Shareholders’ equity	68,037	63,774
Book value per share	13.55	12.73
Dividends paid per share (a)	0.51	0.65

Average Balance Sheet Data:
Total assets	$606,596	$591,872
Total earning assets	539,463	528,562
Loans, net of unearned income	374,925	371,925
Total deposits	472,457	464,629
Long-term borrowings	59,678	54,823
Shareholders’ equity	65,772	63,068

Non-performing assets:
Non-accrual loans	3,868	4,347
Loans 90+ days past due	730	911
Other real estate owned	2,689	2,975

Net charge-offs as a percentage of average net loans (a)	0.09%	0.33%

Performance Ratios:
Return on average assets (a)	1.35%	1.35%
Return on average equity (a)	12.49%	12.63%

Net interest margin (tax equivalent) (a)	4.52%	4.61%

(a)	For the nine months ended September 30, 2006 and for the year ended December 31, 2005, as applicable.

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

Rsmith@netdoor.com